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                                                                    EXHIBIT 10.2

May 21, 2001

Peter Neupert
13121 NE 38/th/ Place
Bellevue, WA 98005

Dear Peter:

     On behalf of drugstore.com (the "Company"), we are pleased to confirm your appointment to the position of Chairman of the Board effective April 26, 2001. You will continue to be an employee of the Company, reporting directly to the Company's Board of Directors. This letter supercedes and replaces the Employment Offer letter between you and the Company dated June 29, 1998 (the "Original Offer Letter").

     Your annual salary will be $125,000 and you will continue to be eligible for the Company's standard employee benefits. Your salary will be paid bimonthly in equal installments in accordance with the Company's standard payroll policies. Your salary will be reviewed annually by the Company's Board of Directors.

     You were granted a one-time right to purchase up to 1,260,000 shares of the Company's Common Stock (the "Shares") at a purchase price of $.04 per share. The Shares were, and will continue to be, subject to repurchase by the Company at your original purchase price (the "Repurchase Right") within one year following termination of your employment with the Company. Except as otherwise set forth below, the Repurchase Right will lapse over the term of your employment: (i) with respect to 1/4th of the Shares on the date of purchase; (ii) with respect to the balance of the Shares, the repurchase right will lapse one (1) year after your start date at the rate of 1/48th of the Shares per month at the close of each month while you remain employed with the Company, over the remainder of the four (4) year vesting term.

     If during your employment with the Company (i) there is a Change of Control (as defined below), and (ii) you are not offered a position with similar responsibilities (at the same or greater base salary and bonus potential) by the surviving corporation, the Company's Repurchase Right will immediately lapse with respect to all of the Shares. You agree that you will not consider your responsibilities to be dissimilar solely because the acquiring company combines and operates warehousing, distribution and other similar operations. "Change of Control" shall mean the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of consolidation or merger after which the then current stockholders of the Company hold less than 50% of the voting power of the surviving corporation; provided that a reincorporation of the Company shall not be a Change of Control.

     All of us at the Company look forward to continuing a beneficial and rewarding relationship. Nevertheless, your employment at drugstore.com may be terminated by you or drugstore.com at any time for any reason with or without cause or notice.

     Should you have any questions with regard to any of the items indicated above, please call Alesia Pinney. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by May 25, 2001.

Sincerely,

drugstore.com, inc.



Kal Raman
President and Chief Executive Officer

Agreed to and accepted:


_________________________                Date:  May __ 2001
Peter Neupert